EXHIBIT 14.1

COLONY BANKCORP, INC.

DIRECTORS AND SENIOR FINANCIAL OFFICERS

CODE OF ETHICAL CONDUCT

Preface

The honesty, integrity and sound judgment of directors and senior financial officers of Colony Bankcorp, Inc. (Colony) are fundamental to the reputation and success of Colony. While all directors, officers and employees throughout the organization (Colony and all subsidiaries) are required to adhere to the Colony Code of Conduct, the professional and ethical conduct of directors and senior financial officers of Colony is essential to the proper function and success of Colony as a leading financial services provider.

Colony directors and senior financial officers hold an important and elevated role in corporate governance. These individuals, who are key members of the corporate governance and management team, are uniquely capable and empowered to ensure that the interests of stakeholders (including stockholders, clients, employees, suppliers and citizens of the communities in which Colony operates) are appropriately balanced, protected and preserved. Colony directors and senior financial officers fulfill this responsibility by prescribing and enforcing the policies and procedures employed in Colony’s financial operations.

Directors and Senior Financial Officers Code of Ethical Conduct

Directors and senior financial officers of Colony performing oversight, accounting, audit, financial management or similar functions must:

•	Act with honesty and integrity, avoiding actual or apparent conflicts of interest in personal and professional relationships;

•	Provide colleagues with information that is accurate, complete, objective, relevant, timely, and understandable;

•	Comply with applicable laws, rules and regulations of federal, state and local governments and other appropriate private and public regulatory agencies;

•	Act in good faith, with due care, competence and diligence, without misrepresenting material facts or allowing independent judgment to be subordinated;

•	Promote and provide full, fair, accurate, timely and understandable disclosure in reports and documents filed with, or submitted to, the Securities and Exchange Commission or otherwise publicly communicated;

•	Respect the confidentiality of information acquired in the course of service or employment;

•	Share knowledge and maintain skills necessary and relevant to Colony’s needs;

•	Proactively promote ethical and honest behavior within the workplace;

•	Assure responsible use and control of all assets, resources and information in possession of Colony.

EXHIBIT 14.1

COLONY BANKCORP, INC.

DIRECTORS AND SENIOR FINANCIAL OFFICERS

CODE OF ETHICAL CONDUCT

All Colony directors and senior financial officers are expected to adhere to both the Colony Code of Conduct and the Directors and Senior Financial Officers Code of Ethical Conduct at all times. The board of directors shall have the sole and absolute discretionary authority to approve any deviation or waiver from the Directors and Senior Financial Officers Code of Ethical Conduct. Any waiver and the grounds for such waiver for a director or senior financial officer shall be promptly disclosed through a filing with the Securities and Exchange Commission on Form 8-K. Additionally, any change of this Directors and Senior Financial Officers Code of Ethical Conduct shall be promptly disclosed to stockholders. The rules of this Code will be enforced through audit, examination, personnel procedures and any other means adopted by the board of directors. Failure to adhere to this Code will subject the offender to disciplinary actions determined by the board and chief executive officer of Colony after considering all relevant facts and circumstances.